FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS CONSOLIDATED
FEBRUARY SALES UP 18%; CONSOLIDATED COMPARABLE STORE SALES UP 5%

Secaucus, New Jersey – March 8, 2007 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales of $133.8 million, for the four-week period ended March 3, 2007, an 18% increase compared to sales of $113.8 million for the four-week period ended February 25, 2006. Due to the 53rd week in fiscal 2006, February 2007 comps are compared to the four week period ended March 4, 2006. On that basis, consolidated comparable store sales increased 5% versus 3% last year. During February, the Company closed one Children’s Place store.

Total Sales (millions):

	February 2007	February 2006	% Increase
The Children’s Place brand	$96.0	$84.7	13%
Disney Store	$37.8	$29.1	30%
Total Company	$133.8	$113.8	18%

Comparable Store Sales Increase/(Decrease):

	February 2007	February 2006
The Children’s Place brand	1%	(2)%
Disney Store	16%	19%
Total Company	5%	3%

The chart below illustrates monthly comparable store sales results for fiscal 2006 on an “as reported” basis, as well as on an “adjusted” basis, which is the result of the additional week in fiscal 2006. Going forward, any reference made to fiscal 2006 comparable store sales will be on the “adjusted” basis.

	The Children’s Place (as reported)	The Children’s Place (adjusted)	Disney Store (as reported)	Disney Store (adjusted)	Consolidated (as reported)	Consolidated (adjusted)
February 2006	(2)%	(2)%	13%	19%	1%	3%
March 2006	7%	13%	2%	5%	6%	11%
April 2006	19%	20%	34%	30%	22%	22%
May 2006	17%	15%	22%	20%	18%	16%
June 2006	15%	16%	12%	12%	14%	15%
July 2006	16%	9%	14%	16%	15%	10%
August 2006	10%	16%	21%	23%	12%	17%
September 2006	23%	20%	12%	7%	20%	16%
October 2006	12%	10%	6%	9%	10%	9%
November 2006	7%	5%	23%	17%	12%	8%
December 2006	3%	4%	7%	10%	5%	6%
January 2007	(6)%	(7)%	27%	27%	3%	2%
Total Year	10%	10%	14%	14%	11%	11%

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PLCE: February 2007 Sales Release

In conjunction with today’s February sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, March 15, 2007. To access the call, please dial (402) 220-1182 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place plans to report preliminary fourth quarter and fiscal 2006 results on Thursday, March 15, 2007. The Company will host a conference call on that date to be broadcast live at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing (785) 830-7975 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on March 22, 2007. To access the replay, please dial (402) 220-0428, or you may listen to the audio archive on the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of March 3, 2007, the Company owned and operated 865 The Children’s Place stores and 328 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option grants and procedures and the recently completed investigation by the special committee of the Company’s Board of Directors, the previously announced pending restatement of the Company’s historical financial statements, the delays in filing the Company’s periodic reports with the Securities and Exchange Commission, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company, as well as matters relating to the Company’s discussions with The Walt Disney Company. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:  The Children’s Place Retail Stores, Inc.
Heather Anthony, Senior Director, Investor Relations, (201) 558-2865
Susan LaBar, Manager, Investor Relations, (201) 453-6955

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